Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2017 Financial Results

Achieves Record Revenue and Gross Profit; Guides to Continued Growth

and Margin Improvement in the Third Quarter

Plano, Texas – August 8, 2017 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•	Revenue was $264.2 million, an increase of 11.8 percent from the $236.3 million in the first quarter 2017 and an increase of 11.7 percent from the $236.6 million in the second quarter 2016;
•	Gross profit was $90.1 million, compared to $73.9 million in the first quarter 2017 and $74.8 million in the second quarter 2016;
•	Gross profit margin was 34.1 percent, compared to 31.3 percent in the first quarter 2017 and 31.6 percent in the second quarter 2016;
•

GAAP net income was $13.2 million, or $0.26 per diluted share, which included approximately $3.8 million of non-cash acquisition-related intangible asset amortization costs and $0.8 million of restructuring cost related to KFAB closure accruals, compared to $1.2 million, or $0.02 per diluted share, in the first quarter 2017 and $5.8 million, or $0.12 per diluted share, in the second quarter 2016;

•

Non-GAAP adjusted net income was $17.8 million, or $0.36 per diluted share, compared to $7.0 million, or $0.14 per diluted share, in the first quarter 2017 and $9.8 million, or $0.20  per diluted share, in the second quarter 2016;

•	Excluding $4.8 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.07 per diluted share; and
•

Achieved $19.8 million of cash flow from operations, and ($5.0) million free cash flow, including $24.8 million of capital expenditures. Net cash flow was $1.5 million, which includes the pay down of $15.7 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“The second quarter was highlighted by the achievement of record revenue and gross profit as we continue to capitalize on the strength in global markets and gain market share. All of our targeted end markets and geographies grew sequentially, resulting in record sales in both Asia and Europe. In addition, Pericom attained its highest quarterly revenue and gross profit since the acquisition, further contributing to Diodes’ strong growth and gross margin improvement in the quarter.  In fact, consolidated gross margin exceeded 34 percent in the second quarter, which is the highest level since the first quarter of 2011. Next quarter, we expect to approach our target model of 35 percent gross margin on continued improvements in product mix and utilization across our manufacturing facilities. Additionally, our KFAB facility is on schedule to be closed November 15th with all production transfers efficiently in process.

“As a result of this quarter’s solid performance, we have surpassed the $500 million revenue mark for the first half of the year, positioning Diodes to achieve our billion dollar revenue goal in 2017. This quarter also brings us one step closer to our target operating model of 20 percent operating expenses (SG&A plus R&D) and gross margin of 35 percent. As we look to the second half of the year, we remain focused on expanding revenue and improving gross margin during this growth cycle as we benefit from our increased operating leverage and further expand earnings.”

Second Quarter 2017

Revenue for second quarter 2017 was $264.2 million, an increase of 11.8 percent from the $236.3 million in the first quarter 2017 and an increase of 11.7 percent from $236.6 million in second quarter 2016. Revenue in the quarter increased sequentially reflecting continued strength across the Company’s target end markets and geographies combined with higher growth of Pericom products, collectively resulting in market share gains in the quarter.

Gross profit for second quarter 2017 was $90.1 million, or 34.1 percent of revenue, compared to first quarter 2017 of $73.9 million, or 31.3 percent of revenue, and the second quarter 2016 of $74.8 million, or 31.6 percent of revenue.  The sequential increase in gross profit margin was due primarily to regional strength in North America and Europe, improved utilization and product mix, including higher contribution from Pericom products.

GAAP operating expenses for second quarter 2017 were $66.3 million, or 25.1 percent of revenue, and $59.8 million, or 22.6 percent of revenue, on a non-GAAP basis, which excludes $4.6 million of amortization of acquisition-related intangible asset expenses, $1.7 million of KFAB restructuring charges and $0.2 million of retention costs. GAAP operating expenses in the first quarter 2017 were $64.6 million, or 27.3 percent of revenue, and $57.3 million, or 24.2 percent of revenue, on a non-GAAP basis.

Second quarter 2017 GAAP net income was $13.2 million, or $0.26 per diluted share, compared to $1.2 million, or $0.02 per diluted share, in first quarter 2017 and $5.8 million, or $0.12 per share, in second quarter 2016.

Second quarter 2017 non-GAAP adjusted net income was $17.8 million, or $0.36 per diluted share, which excluded, net of tax, $3.8 million of non-cash acquisition-related intangible asset amortization costs and $0.8 million of restructuring costs related to KFAB closure accruals. This compares to non-GAAP adjusted net income of $7.0 million, or $0.14 per diluted share, in first quarter 2017 and $9.8 million, or $0.20 per diluted share, in second quarter 2016.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		June 30, 2017
GAAP net income		$13,179

GAAP diluted earnings per share		$0.26

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,599

Retention costs	103

Amortization of acquisition-related intangible assets	2,496

Others		1,260

Amortization of acquisition-related intangible assets	1,260

KFAB - Restructuring	808	808

Non-GAAP net income		$17,846

Non-GAAP diluted earnings per share		$0.36

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2017 GAAP net income and non-GAAP adjusted net income was approximately $4.8 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per share for second quarter 2017, $0.05 for first quarter 2017 and $0.06 for second quarter 2016.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for second quarter 2017, was $45.8 million, compared to $28.6 million for first quarter 2017 and $36.8 million for second quarter 2016.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2017, net cash provided by operating activities was $19.8 million. Net cash flow was $1.5 million, including the $15.7 million long-term debt pay down. Free cash flow was ($5.0) million, which includes $24.8 million of capital expenditures.

Balance Sheet

As of June 30, 2017, the Company had approximately $283 million in cash, cash equivalents and short-term investments, long-term debt totaled approximately $383 million, and working capital was approximately $541 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2017.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2017, we expect continued growth in revenue with further improvement in gross margin and profitability. More specifically, we expect revenue to range between $270 million and $290 million, or up 2.2 to 9.8 percent sequentially. We expect gross margin to be 34.5 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 22.5 percent of revenue, plus or minus 1 percent. We expect interest expense to be approximately $3.0 million. Our income tax rate is expected to be 30 percent, plus or minus 3 percent and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 50.3 million. Please note that purchase accounting adjustments of $4.5 million, after tax, for Pericom and previous acquisitions plus KFAB closure costs are not included in these non-GAAP estimates.”

Conference Call

Diodes will host a conference call on Tuesday, August 8, 2017 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2017 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 54298484. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 15, 2017 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 54298484. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains and increase in gross profits in 2017 and beyond; that for the third quarter of 2017, we expect revenue to range between $270 million and $290 million, or up 2.2 to 9.8 percent sequentially; that we expect gross margin to be 34.5 percent, plus or minus 1 percent; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure costs, retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 22.5 percent of revenue, plus or minus 1 percent; that we expect interest expense to be approximately $3.0 million; that our income tax rate is expected to be 30.0 percent, plus or minus 3 percent; and that shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 50.3 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:Investor Relations Contact:

Diodes IncorporatedShelton Group

Laura Mehrl Leanne Sievers

Director of Investor Relations President, Investor Relations

P: 972-987-3959P: 949-224-3874

E: laura_mehrl@diodes.comE: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
NET SALES	$264,224	$236,645	$500,527	$459,383

COST OF GOODS SOLD	174,085	161,828	336,477	320,346

Gross profit	90,139	74,817	164,050	139,037

OPERATING EXPENSES
Selling, general and administrative	39,697	41,390	79,387	80,844
Research and development	19,796	17,010	37,836	35,159
Amortization of acquisition-related intangible assets	4,646	5,131	9,404	10,262
Restructuring	1,838	—	4,069	—
Other operating expenses	334	9	169	40
Total operating expenses	66,311	63,540	130,865	126,305

Income from operations	23,828	11,277	33,185	12,732

OTHER INCOME (EXPENSES)
Interest income	308	298	603	754
Interest expense	(3,447)	(3,684)	(6,932)	(6,196)
Foreign currency (loss) gain, net	(1,628)	673	(5,422)	(606)
Other income	802	228	531	71
Total other expenses	(3,965)	(2,485)	(11,220)	(5,977)

Income before income taxes and noncontrolling interest	19,863	8,792	21,965	6,755

INCOME TAX PROVISION	6,039	2,396	6,599	1,844

NET INCOME	13,824	6,396	15,366	4,911

Less: NET INCOME attributable to noncontrolling interest	(645)	(644)	(970)	(892)

NET INCOME attributable to common stockholders	$13,179	$5,752	$14,396	$4,019

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.27	$0.12	$0.30	$0.08
Diluted	$0.26	$0.12	$0.29	$0.08

Number of shares used in computation
Basic	48,518	48,383	48,418	48,336
Diluted	49,944	49,500	49,807	49,380

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$13,179

Earnings per share (Per-GAAP)
Diluted				$0.26

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,599

Retention costs		159	(56)

Amortization of acquisition-related intangible assets		3,044	(548)

Others				1,260

Amortization of acquisition-related intangible assets		1,602	(342)

KFAB - Restructuring	(490)	1,733	(435)	808

Non-GAAP				$17,846

Diluted shares used in computing earnings per share				49,944

Non-GAAP earnings per share
Diluted				$0.36

Note:  Included in GAAP and non-GAAP net (loss) income was approximately $4.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2016:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$5,752

Earnings per share (Per-GAAP)
Diluted			$0.12

Adjustments to reconcile net income to non-GAAP net income:

M&A Activities

Pericom			2,564

Transaction costs	(185)	65

Retention costs	397	(139)

Amortization of acquisition-related intangible assets	3,302	(594)

Employee award costs	(404)	122

Others			1,451

Amortization of acquisition-related intangible assets	1,830	(379)

Non-GAAP			$9,767

Diluted shares used in computing earnings per share			49,500

Non-GAAP earnings per share
Diluted			$0.20

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2017:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$14,396

Earnings per share (Per-GAAP)
Diluted			$0.29

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			5,222

Retention costs	353	(124)

Amortization of acquisition-related intangible assets	6,089	(1,096)

Others			2,614

Amortization of acquisition-related intangible assets	3,315	(701)

KFAB - Restructuring	4,069	(1,424)	2,645

Non-GAAP			$24,877

Diluted shares used in computing earnings per share			49,807

Non-GAAP earnings per share
Diluted			$0.50

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $9.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.12 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2016:

COGS	COGS	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP				$4,019

Earnings per share (Per-GAAP)
Diluted				$0.08

Adjustments to reconcile net income to non-GAAP net income:

M&A Activities

Pericom				8,861

Inventory adjustment	3,060		(153)

Transaction costs		471	(165)

Retention costs		793	(278)

Amortization of acquisition-related intangible assets		6,604	(1,189)

Employee award costs		(404)	122

Others				2,901

Amortization of acquisition-related intangible assets		3,659	(758)

Non-GAAP				$15,781

Diluted shares used in computing earnings per share				49,380

Non-GAAP earnings per share
Diluted				$0.32

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $5.9 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.12 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Inventory adjustments– The Company adjusted the inventory acquired in the Pericom acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the effort to complete and sell the work–in-progress inventory.  This non-cash fair value adjustment to inventory is not recurring in nature; however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the Pericom inventory adjustment provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Transaction costs – The Company excluded costs associated with acquiring Pericom, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed in the first quarter of 2016 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of this item provides investors with an enhanced view of certain costs the Company may incur from time to time and facilitates comparisons with the results of other periods that may not reflect such costs.

Retention costs – The Company excluded costs related to employee retention in connection with the Pericom acquisition. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to the acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Employee award costs – The Company adjusted for costs related to the immediate vesting of Pericom equity awards upon closing of the Pericom acquisition. The expense for these awards was recognized immediately after the acquisition and the Company believes adjusting for the one-time expense related to the immediate vesting of these awards provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2017 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the second quarter of 2017, FCF was a -$5.0 million ($19.8 million less $24.8 million).  FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (per-GAAP)	$13,179	$5,752	$14,396	$4,019
Plus:
Interest expense, net	3,139	3,386	6,329	5,442
Income tax provision	6,039	2,396	6,599	1,844
Depreciation and amortization	23,435	25,281	47,099	50,360
EBITDA (non-GAAP)	$45,792	$36,815	$74,423	$61,665

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$266,605	$247,802
Short-term investments	16,420	29,842
Accounts receivable, net	223,011	217,217
Inventories	207,726	193,483
Prepaid expenses and other	44,671	44,438
Total current assets	758,433	732,782

PROPERTY, PLANT AND EQUIPMENT, net	427,068	401,988

DEFERRED INCOME TAXES	62,114	56,047

OTHER ASSETS
Goodwill	132,290	129,412
Intangible assets, net	165,696	174,876
Other	33,528	33,447
Total assets	$1,579,129	$1,528,552

CURRENT LIABILITIES
Accounts payable	$110,338	$87,600
Accrued liabilities	88,543	71,562
Income tax payable	265	11,855
Current portion of long-term debt	17,895	14,356
Total current liabilities	217,041	185,373

LONG-TERM DEBT, net of current portion	383,336	413,126
DEFERRED TAX LIABILITIES - non current	28,587	28,213
OTHER LONG-TERM LIABILITIES	82,858	81,373
Total liabilities	711,822	708,085

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 48,734,340 and 48,219,376, issued and outstanding at June 30, 2017 and December 31, 2016, respectively	33,263	32,919
Additional paid-in capital	370,344	354,574
Retained earnings	548,887	530,215
Treasury stock, at cost, 1,157,206 shares held at June 30, 2017 and December 31,2016	(29,023)	(29,023)
Accumulated other comprehensive loss	(97,001)	(112,666)
Total Diodes Incorporated stockholders' equity	826,470	776,019
Noncontrolling interest	40,837	44,448
Total equity	867,307	820,467
Total liabilities and equity	$1,579,129	$1,528,552